Exhibit 10.1

Natus Medical Incorporated

12301 Lake Underhill Rd. Suite 201 Orlando, FL 32828

April 17, 2022

Thomas J. Sullivan

Address on File

Retention Agreement

Dear Tom:

As you are aware, Natus Medical Incorporated, a Delaware Corporation (the “Company”), has entered into an Agreement and Plan of Merger, made and entered into as of the date hereof (the “Merger Agreement”), by and among the Company, Prince Parent Inc., a Delaware corporation (“Parent”), and Prince MergerCo Inc., a Delaware corporation, and wholly-owned subsidiary of Parent (“Merger Sub”), which contemplates that Parent will acquire the Company (the “Transaction”). Parent considers your continued dedication to the Company following the closing of the Transaction (the “Closing”) as critical to the success of the Transaction and, therefore, has required that you enter into this letter agreement (this “Agreement”) to ensure your continued dedication following the Closing. Terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

1.        MSUs; Retention Payment.  You, Parent and the Company agree that, notwithstanding Section 2.8 of the Merger Agreement, any Company Stock Plan or any agreement between you and the Company (including the Employment Agreement (as defined below)) to the contrary:

  (a)    The performance goals applicable to the Company Restricted Stock Units held by you that are market stock units (collectively, the “MSUs”) shall not be deemed achieved at maximum levels as of the Closing, but instead, shall be deemed achieved at the actual performance level based on the Per Share Price, and shall otherwise be treated as set forth in Section 2.8(b) of the Merger Agreement in connection with the Closing.

(b)  An amount equal to $6,000,000 (the “Retention Payment”) that would otherwise be payable to you upon the Closing in respect of your Company Restricted Stock Units pursuant to Section 2.8 of the Merger Agreement shall not become payable to you upon the Closing and, instead, subject to Paragraph 2 below, shall become payable (i) in respect of the first 50% of the Retention Payment, subject to your continued

employment by the Company or one of its Affiliates until the six (6) month anniversary of the Closing (such date, the “First Retention Date”), and (ii) in respect of the remaining 50% of the Retention Payment, subject to your continued employment by the Company or one of its Affiliates until the first (1st) anniversary of the Closing (such date, the “Second Retention Date”; each of the First Retention Date and the Second Retention Date is hereinafter referred to as a “Retention Date”). In the event that you remain employed until the applicable Retention Date, the Company shall pay the applicable portion of the Retention Payment to you (subject to Paragraph 3 below) no later than the first regular payroll date following the applicable Retention Date.

2.        Termination of Employment.

  (a)    If, prior to the Second Retention Date, your employment is terminated by the Company, Parent or one of their respective Affiliates without Cause, by you for Good Reason or as a result of your death or Disability, subject to Paragraph 3 below, all unpaid portions of the Retention Payment will be paid to you (or your estate, in the case of your death) by the Company in a lump sum as soon as practicable but no later than the earlier of (x) fifty-five (55) days after the date of such termination and (y) the second regular payroll date following the Effective Date (as defined in Exhibit A) (the earlier of such dates, the “Payment Date”). Notwithstanding the foregoing, in the event of a termination without Cause or for Good Reason, a condition precedent to the Company’s obligation to pay any portion of the Retention Payment that relates to a Retention Date that has not yet occurred as of your termination date shall be your execution and delivery of a release of claims in the form set forth in Exhibit A attached hereto (provided that the Company may update such release of claims to the extent necessary to reflect changes in Law) (the “Release”) within the time period set forth in the Release, and your non-revocation of the Release during the revocation period specified therein. The Release shall be provided to you upon your termination of employment. If you shall fail to timely execute and deliver the Release, or if you revoke the Release as provided therein, then you will forfeit all rights in respect of any portion of the Retention Payment that relates to a Retention Date that has not yet occurred as of your termination date. In addition, in the event of a termination without Cause or for Good Reason, the Company’s obligation to pay any portion of the Retention Payment that relates to a Retention Date that has not yet occurred as of your termination date shall be subject to and conditioned upon your continued compliance with the terms of the non-solicitation restrictions set forth in Section 11(a) of the Employment Agreement.

(b) “Cause” and “Disability” shall have the meanings set forth in the Employment Agreement, entered into as of December 13, 2021 by and between you and the Company (the “Employment Agreement”). “Good Reason” shall mean, without your express written consent, (i) the material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction, including a reduction in duties or responsibilities in connection with the Company being acquired and made part of a larger entity, following which Executive is not made the Chief Executive Officer of the acquiring corporation, but disregarding any reduction in your duties or responsibilities that is primarily attributable to the fact that the Company shall no longer be publicly traded following the Transaction; (ii) a material reduction in your annual base salary or target annual bonus amount, each as in effect immediately prior to such reduction; (iii) a failure to continue your remote working arrangement in accordance with the Employment Agreement or the relocation of your primary worksite to a facility or a location that increases your one-way commute distance by more than 35 miles from your then primary worksite (disregarding for this purpose any remote working arrangement) or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Paragraph 4 below or the failure of the Company to obtain the assumption of the Employment Agreement by any successors contemplated in Section 12 of the Employment Agreement; provided, that, notwithstanding anything else contained herein, in the event of the occurrence of a Good Reason condition listed above, you must provide notice to the Company within ninety (90) days of the initial occurrence of such Good Reason condition and allow the Company thirty (30) days in which to cure such condition, and if the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within ninety (90) days of the end of the cure period in order to claim a Good Reason termination.

  (c)    If, prior to the applicable Retention Date, your employment terminates for any reason other than those set forth in Paragraph 2(a) above, any portion of the Retention Payment that relates to a Retention Date that has not yet occurred as of your termination date will be immediately forfeited and you will have no further rights with respect thereto. For the avoidance of doubt, in the event that you take a leave of absence (i) to care for an immediate family member that has a serious health condition or (ii) for any other reason mutually agreed between you and the Company, such leave of absence shall not be considered a termination of your employment and shall not be considered a violation of your duties or otherwise provide the Company or any of its Affiliates with grounds to terminate your employment for Cause and, instead, your employment shall be deemed to have continued during such leave for purposes of the Retention Payment.

3.        Withholding.  Subject to applicable law, the Company may deduct and withhold from any amount payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

4.        Assignment.

  (a)     This Agreement is personal to you and, without the prior written consent of Parent and the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. Notwithstanding the foregoing sentence, this Agreement and all of your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  (b)     This Agreement is not assignable by the Company without your prior written consent. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place and shall perform any obligations such Successor fails or refuses to provide thereafter. As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned.

5.        Amendment/Waiver.  No provisions of this Agreement, and no terms and conditions of any Company Restricted Stock or Company Restricted Stock Units, may be amended, modified, waived or discharged except by a written document signed by you, the Company and Parent. In the event that the Merger Agreement is amended or modified in any manner that adversely and disproportionately affects your rights hereunder or thereunder, such amendment or modification shall not apply with respect to you unless you consent to such change in writing. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

6.        Entire Agreement.  This Agreement, the award agreements governing your Company Restricted Stock and Company Restricted Stock Units, your Employment Agreement and the Merger Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. The parties acknowledge and agree that, except as specifically set forth herein in respect of the MSUs and the amounts otherwise payable in respect of your Company Restricted Stock Units that are subject to the Retention Payment, upon the Closing, all other shares of Company Restricted Stock and Company Restricted Stock Units that you hold shall be treated in accordance with Section 2.8 of the Merger Agreement, as in effect on the date hereof. The parties further agree that this Agreement shall not alter, amend or modify the rights of you or the Company pursuant to the Employment Agreement, which shall continue in full force and effect, provided that the parties hereby agree that the Release shall constitute the release of claims required by Section 11(c) of the Employment Agreement.

7.       Effectiveness of this Agreement. This Agreement shall be effective immediately upon execution by all of the parties, provided that if the Merger Agreement is terminated and the Closing does not occur or if your employment terminates for any reason prior to the Closing, this Agreement shall automatically become null and void ab initio. The parties agree that the Company Restricted Stock and Company Restricted Stock Units held by you are set forth on Exhibit B, and the Company hereby represents and warrants that each such award of Company Restricted Stock and Company Restricted Stock Units has been issued in compliance in all material respects with the applicable Company Stock Plan under which it was granted and all applicable Laws and constitutes a legal, valid and binding obligation of the Company.

8.        Governing Law; Dispute Resolution.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without giving effect to its conflicts of law. Section 15 of the Employment Agreement shall apply mutatis mutandis to any dispute pursuant to this Agreement.

9.      Section 409A Compliance.  The Retention Payment relates to an amount otherwise payable in respect of your Company Restricted Stock Units that is not subject to a deferral election pursuant to the Company Nonqualified Plan or otherwise and that is exempt from Section 409A of the Code pursuant to the short-term deferral rule pursuant to Treasury Regulation Section 1.409A-1(b)(4) (the “Short-Term Deferral Rule”). It is the intention of the parties that the Retention Payment shall remain subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)) from and after the Closing pursuant to this Agreement and in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(B). Accordingly, it is the intention of the parties that, from and after the Closing, the Retention Payment shall remain exempt from Section 409A of the Code pursuant to the Short-Term Deferral Rule. In the event that the parties determine the Retention Payment constitutes “nonqualified deferred compensation” under Section 409A of the Code and that the terms of this Agreement do not comply with Section 409A of the Code, the parties will negotiate reasonably and in good faith to amend the terms of this Agreement such that they comply (in a manner that shall not result in a reduction of any amounts payable pursuant to this Agreement) within the time period permitted by the applicable Treasury Regulations.

10.       Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, you, Parent and the Company each have caused this Agreement to be executed as of the date set forth above and effective for all purposes as provided above.

Prince Parent Inc.

By:	/s/ Justin Bateman
	Name:	Justin Bateman
	Title:	President

Natus Medical Incorporated

By:	/s/ Douglas Balog
	Name:	Douglas Balog
	Title:	General Counsel and Secretary

Accepted and Agreed:

/s/ Thomas J. Sullivan
Thomas J. Sullivan

______________

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release Agreement (“Agreement”) is made between Natus Medical Incorporated (“Company”) and Thomas J. Sullivan (“Employee”) to document their agreement with respect to Employee’s termination of employment with the Company. This Agreement becomes effective on the eighth day after it is executed by Employee (the “Effective Date”) if it is not revoked by Employee in accordance with Section 5 below. All terms used but not defined in this Agreement shall have the meanings set forth in that certain Retention Agreement, by and between Employee, Prince Parent Inc. (“Parent”) and the Company, dated as of April 17, 2022 (the “Retention Agreement”).

1) Separation

(a).       Employee’s last day of work with the Company shall be <Termination Date> (the “Separation Date”).

2) Payment of Wages

(a).       On the next regular payroll date following the Separation Date, the Company will pay Employee all accrued wages, and all accrued and unused vacation earned through the Separation Date, subject to withholding of applicable taxes in accordance with applicable law. Employee is entitled to these payments, and shall be paid them regardless of whether Employee executes this Agreement.

3) TERMINATION PAYMENTS AND BENEFITS

(a).       Subject to the effectiveness of this Agreement, the Employee shall be entitled to the termination payments and benefits set forth in Annex A attached hereto, subject to withholding of applicable taxes in accordance with applicable law.

4) RELEASES

(a).       Employee hereby releases the Company, Parent and their respective successors, assigns, partners, officers, directors, agents, employees, attorneys, affiliates, shareholders, related organizations and related employee benefit plans (collectively, the “Released Parties”) from any and all claims, liabilities, demands, rights, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, potential suits, and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, which Employee may have or claim to have had against any Released Party, arising at any time in the past, to and including, the earliest date upon which this Agreement is executed by Employee, including but not limited to:

►	claims or demands related to wages, bonuses, commissions;

►	claims or demands related to vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation;

►	claims pursuant to any federal, state, or local law, statute, or cause of action including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq; the Americans with Disabilities Act, 42 I/S/C §121-1 et seq; the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C §621 et seq; the Fair Labor Standards Act; the U.S. Equal Pay Act of

1963; the Sarbanes-Oxley Act of 2002; the federal Vocational Rehabilitation Act of 1973; federal OSHA; Cal. OSHA; Employee Retirement Income Security Act (“ERISA”); the Employee Polygraph Protection Act; the Immigration Reform and Control Act; the U.S. Consumer Credit Protection Act; the Worker Adjustment and Retraining Notification Act; the federal Family Medical Leave Act; the California Fair Employment and Housing Act, as amended, Cal. Government Code §12900 et seq; the California Unruh Civil Rights; the California Family Rights Act, Cal. Government Code §12945.2; the California Business & Professions Code; the California Labor Code, the California Constitution; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Discrimination in Wages Law; the New Jersey Civil Rights Act; the provisions of the New Jersey Workers’ Compensation Act relating to unlawful discharge, retaliation and/or discrimination; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Security and Financial Empowerment Act; the New Jersey Diane B. Allen Equal Pay Act; the New Jersey Earned Sick Leave Law; the New Jersey Family Leave Insurance Law; any tort law (statutory and common law); any contract law (statutory and common law); and any other federal state, or local civil, human rights, labor, or employment law, regulation, or ordinance; and

►	anything else arising out of, or in any way connected with, Employee’s employment with, or termination from, the Company.

All of the foregoing claims and all other claims released pursuant to this Agreement are hereinafter referred to as the “Released Claims”.

(b).       Employee further acknowledges that the terms of this Agreement have been negotiated and agreed upon after considering the possibility of discovering facts other than or different from those which Employee now knows or believes to be true with respect to the subject matter covered by this Agreement, and Employee intends to fully, finally, and forever settle and release any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent that Employee has or may have with respect to the Released Claims against the Released Parties. Therefore, Employee expressly waives any rights that Employee may have in any such claims, which now exist, or heretofore have existed upon any theory of law or equity now existing (or coming into existence in the future), without regard to the subsequent discovery or existence of such different or additional facts, and specifically and expressly waives all right or benefits that Employee now has, or in the future may have, under California Civil Code, Section 1542, which provides as follows:

“Certain Claims Not Affected by General Release -- A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(c).       Employee further waives any other state or federal statutes or common law principles of similar effect to Civil Code §1542.

(d).       Without limiting the above, this Agreement shall operate as a complete bar to any litigation, arbitration, charges, complaints, grievances, or demands of any kind whatsoever with respect to the Released Claims, which arose on or before the date that this Agreement is executed by Employee.

(e).       Employee warrants that Employee has not, and will not for any Released Claims, file any claim, charge, or action against any Released Party in respect of any Released Claim and that Employee has not assigned or transferred (and will not assign or transfer) any interest in any Released Claim which Employee may have against the Released Parties. Employee agrees to indemnify and hold the Released Parties harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Released Parties as the result of any breach by Employee of the preceding sentence (excluding any such attorneys’ fees that are attributable Employee’s good faith challenge to or a request for declaratory relief with respect to the validity of the waiver herein under the ADEA). It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Released Parties against Employee under this indemnity.

(f).       If a claim is brought on Employee’s behalf for a Released Claim, or for Employee’s benefit, in a court, arbitral forum, or administrative agency, Employee waives and agrees not to take any award of money or other damages as a result of the claim. Further notwithstanding the release of the Released Claims, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Securities and Exchange Commission (SEC), Financial Industry Regulatory Authority (FINRA) or any other U.S. or non-U.S. federal, state, or local governmental agency, authority, or commission (each, a “Governmental Agency”) or participating in any investigation or proceeding conducted by any Governmental Agency or cooperating with any Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief from any Released Party as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency.

(g). Employee understands and agrees that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by any of the Released Parties who have consistently taken the position that they have no liability whatsoever to Employee.

5) ADEA Waiver

(a). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights that Employee may have under the federal Age Discrimination in Employment Act (“ADEA”). Employee also acknowledges that the consideration given for the waivers and releases in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that:

(1).	Employee’s waiver and release does not apply to any rights or claims that may arise after the date that this Agreement is executed by Employee;

(2).	Employee’s waiver specifically waives all of Employee’s rights or claims arising under the ADEA;

(3).	Employee has the right to consult with an attorney prior to executing this Agreement, and accordingly Employee is advised to consult with an attorney prior to executing this Agreement;

(4).	If a dispute arises over whether the requirements for a valid waiver under the ADEA are met by this Agreement, then the party asserting the validity of the waiver bears the burden of proving its validity;

(5).	Employee is waiving Employee’s rights or claims under the ADEA in exchange for consideration that is in addition to anything of value to which Employee is already entitled;

(6).	Employee has [twenty one (21)] [forty five (45)] calendar days to consider this Agreement (the “Consideration Period”) although Employee may choose to voluntarily execute this Agreement earlier;

(7).	If Employee signs this Agreement prior to the expiration of the [twenty-one (21)] [forty five (45)] day period, Employee waives the remainder of that period; and Employee waives the restarting of the [twenty-one (21)] [forty five (45)] day period in the event of any modification of the Agreement, whether or not material;

(8).	Employee has seven (7) calendar days following the execution of this Agreement in which to revoke the Agreement (the “Revocation Period”); and

(9).	this Agreement shall not be effective until the Revocation Period has expired, which shall be the eighth calendar day after this Agreement is executed by Employee.

(b).       If Employee chooses to accept this Agreement, then Employee must execute this Agreement and return it no later than the last day of the Consideration Period, to the Company’s General Counsel at [email / address].

(c).       If Employee chooses to revoke this Agreement within the seven (7)-day Revocation Period after Employee executes this Agreement, Employee must communicate such revocation in writing to the Company’s General Counsel.

6) RELEASE EXCLUSIONS

(a).       Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not release, and the Released Claims do not include, and this Agreement shall not be construed as attempting to release:

a.       any Employee claims that cannot be legally released by an agreement between the Company and Employee, including but not limited to, New Jersey workers’ compensation claims, unemployment claims, violations of the federal Fair Labor Standards Act, or the Uniformed Services Employment and Reemployment Rights Act;

b.       any obligations of the Company to continue to provide indemnification to Employee as provided in the Company’s by-laws, articles of incorporation or other governing documents or any other agreement, any rights of Employee under Section 6.10 of the Merger Agreement, or Employee’s rights (if any) to be covered under any applicable insurance policy with respect to any liability Employee incurs as a result of Employee’s status as an employee, officer or director of the Company or any affiliate of the Company;

c.       any rights to vested or accrued benefits under any applicable employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company or any of its affiliates, the rights to which are governed by the terms of the applicable plan documents;

d.       any rights of Employee to the payments provided under Annex A of this Agreement (which payments are, among other good and valuable consideration, provided to Employee in exchange for Employee executing and not revoking this Agreement);

e.       [any rights of Employee to the payments he is entitled to receive under Section 2.8 of the Merger Agreement;]1

f.       any rights of Employee in connection with any equity-based, equity-related or other long-term incentive awards granted to Employee by the Company or any affiliate following the Closing, solely to extent that Employee’s rights thereunder survive termination of employment pursuant to the applicable plan or agreement; and/or

g.        any obligation of the Company to reimburse Employee for business expenses

______________

1 To be included only if termination occurs before payment under Section 2.8.

properly incurred on or prior to the Separation Date in accordance with the Company’s expense reimbursement policy.

7) arbitration

(a).       All disputes arising out of or relating to this Agreement, or relating to Employee’s employment with the Company or the termination thereof, shall be resolved in accordance with Section 15 of the Employment Agreement.

8) Governing law

(a).       This Agreement will be governed by the laws of the State of New Jersey (without regard to its conflict of laws provisions).

9) miscellaneous

(a). Employee acknowledges and agrees that Employee is bound by that certain Confidential Information Agreement (as defined in the Employment Agreement) and Section 11 of the Employment Agreement (“Conditional Nature of Severance Payments”). Employee hereby reaffirms the covenants, terms and conditions set forth in the Confidential Information Agreement and Section 11 of the Employment Agreement, and acknowledges and agrees that the Confidential Information Agreement and Section 11 of the Employment Agreement remain in full force and effect in accordance with their respective terms. The parties acknowledge and agree that this Agreement shall constitute the release of claims required by Section 11(c) of the Employment Agreement.

(b).       The Company and Employee covenant that this Agreement has been freely and voluntarily entered into by them, and that no representations or promises of any kind other than as contained in this Agreement have been made by any party to induce any other party to enter into this Agreement.

(c). If any part, term, or provision of this Agreement is found to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

(d).       The Company represents and warrants that the signatory of this Agreement is authorized to enter into this Agreement on behalf of the Company, and that said individual does hereby execute such authority on behalf of the Company.

(e).       This Agreement constitutes the entire agreement and understanding concerning the matters addressed herein and replaces all prior discussions and agreements. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may only be modified by a writing signed by both of the parties.

(f).       This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument, and a facsimile signature shall have the same force and effect as an original penned in ink.

Dated:		Dated:

	Employee’s signature		Vice President, General Counsel & Secretary for Natus Medical Incorporated (“Company”)

Annex A

Termination Payments and Benefits

Description	Amount	Timing
[Any unpaid portions of the Retention Payment][2]	$[ ]	[Lump sum as soon as practicable after the Separation Date but no later than the earlier of (x) 55 days after the Separation Date and (y) the second regular payroll date following the Effective Date]
Cash severance pursuant to Section [7(d)][3] of Employment Agreement	$[ ]	Lump sum not later than 30 days following the Separation Date
[Pursuant to the Employment Agreement, annual bonus relating to the year immediately prior to the year of termination, to the extent not yet paid][4]	$[ ]	[Payable at the time annual bonuses for such year are paid to executives of the Company generally, but in no event later than March 15th of the year following the year to which such annual bonus relates]
Pursuant to the Employment Agreement, prorated target annual bonus for the year of termination, with the amount of such target annual prorated to reflect the number of days Employee was employed by the Company and its affiliates during the applicable year prior to the Separation Date	$[ ]	[Payable at the time annual bonuses for such year are paid to executives of the Company generally, but in no event later than March 15th of the year following the year to which such annual bonus relates]
Continued group health coverage of the level provided by the Company to Employee at the time of such termination pursuant to Section 7(a)(iv) of Employment Agreement (but in all cases, subject to the last sentence of Section 7(a)(iv) of the Employment Agreement)	Payment by the Company of the necessary premiums for coverage of Employee and Employee’s eligible dependents with group health continuation coverage under COBRA (as defined in the Employment Agreement) and then, if applicable, a comparable policy or provision of healthcare	Pursuant to the Employment Agreement, coverage through the lesser of (i) the number of months until the third December 31st from the Separation Date, or (ii) the date upon which Employee and each of Employee’s eligible dependents become covered under similar plans; provided, however, that

________________

2 To be included only if the Separation Date occurs prior to full payment of the Retention Payment.

3 This will be changed to Section 7(a)(i) if the Separation Date occurs more than 24 months after the Closing.

4 To be included only if applicable.

Description	Amount	Timing
benefits for coverage of Employee and Employee’s eligible dependents at the end of the COBRA coverage period	Employee timely elects such COBRA coverage

EXHIBIT B

Company Restricted Stock and Company Restricted Stock Units

Grant Date	Type	Grant	Shares[5]
6/17/2021	RSA	4050	5,214
12/27/2021	MSU	4096	107,021
12/27/2021	PSU	4097	107,021
1/3/2022	MSU	4262	36,459
1/3/2022	MSU	4263	15,625
1/3/2022	PSU	4260	72,917
1/3/2022	PSU	4261	31,250
1/3/2022	RSA	4256	52,084

_______________

5 In the case of MSUs and PSUs, all Share numbers above are based on target level (i.e., 100%) performance. Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, the parties agree that the level of performance achieved in connection with the Transaction shall be 200% of target for all PSUs, 143.4% of target for MSU Grant 4096 and 139.6% of target for MSU Grant 4262 and MSU Grant 4263.